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                                                                    Exhibit 23.3


                  CONSENT OF INDEPENDENT ACCOUNTANTS

         WE CONSENT TO THE INCORPORATION BY REFERENCE IN THE PREVIOUSLY FILED REGISTRATION STATEMENTS ON (I) FORM S-3 (FILE NO. 333-4198) AND (II) FORMS S-8 (NO. 33-92468, 333-36151, 33-83736 AND POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 AND NO. 333-87277) OF TRIGEN ENERGY CORPORATION OF OUR REPORT, DATED JANUARY 28, 2000 RELATING TO THE BALANCE SHEETS OF GRAYS FERRY COGENERATION PARTNERSHIP AS OF DECEMBER 31, 1999 AND 1998 AND THE RELATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY AND CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997 AND THE RELATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD JANUARY 9, 1998 (DATE OF COMMERCIAL OPERATION) TO DECEMBER 31, 1998 APPEARING IN THIS FORM 10K.


DELOITTE & TOUCHE LLP
PHILADELPHIA, PENNSYLVANIA
MARCH 29, 2000